EXHIBIT 99.23(h)(7)

Assignment of Recordkeeping and Investment Accounting Agreement

WHEREAS, Security Management Company, LLC (“SMC”) and Deutsche Bank Trust Company Americas, formerly Bankers Trust Company (“BT”), are parties to a Recordkeeping and Investment Accounting Agreement dated as of May 4, 1999 (the “Agreement”) with respect to the Capital Preservation Series of Security Income Fund; and

WHEREAS, the parties wish to effect an assignment of the Agreement from Deutsche Bank to its affiliated company, Investment Company Capital Corp. (“ICCC”);

NOW, THEREFORE, the parties agree as follows:

1.	BT hereby assigns the Agreement to ICCC and ICCC accepts such assignment. SMC hereby consents to such assignment.

2.	ICCC hereby accepts all BT’s rights and responsibilities under the Agreement as of November 20, 2004, and as of that date, all references to Bankers Trust Company in the Agreement shall be references to Investment Company Capital Corp.

3.	BT shall remain liable under the Agreement, as set forth in the Agreement, up to and including November 19, 2004.

4.	Except as explicitly set forth herein, the Agreement shall continue in-force as before and is not otherwise altered or amended.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized representatives on this 19th day of November, 2004.

SECURITY MANAGEMENT COMPANY, LLC

By;
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS
(formerly, Bankers Trust Company)

By;
Name:
Title:

INVESTMENT COMPANY CAPITAL CORP.

By;
Name:
Title: